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                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commis-
                                            sion Only (as permitted by Rule 14a-
                                            6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

            VAN KAMPEN TAX FREE MONEY FUND                (811-04718)


         (Name of Registrant as Specified in Its Declaration of Trust)



Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.

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Hello, my name is____________ and I am calling on behalf of Van Kampen Tax Free
Money Fund. May I please speak with____________________.

Thank you for taking my call.

I am calling to let you know that a special shareholder meeting will be held on June 23, 2004 for shareholders to vote on an important proposal for Van Kampen Tax Free Money Fund. Before I continue, I'd like you to know this call is being recorded to ensure we accurately represent your vote.

Have you received your package containing this information?

Are you familiar with the proposal? May I assist you with any questions?

If it is convenient for you, I can record your vote over the telephone right now. Is it convenient?

For verification purposes may I please have your name and street address?

After careful consideration, the Board of Trustees of your Fund recommends that you vote "FOR" the plan of liquidation and dissolution. Would you like to vote as the Board recommends?
(If the shareholder does not wish to vote as the Board recommends offer to review the proposal with them and ask them how they would like to vote- you can do this by clicking on the vote now link to review their vote card).

Your vote has been recorded. You have voted_______, is that correct?

In the next 72 hours a confirmation of your vote will be mailed to you. Thank you for your time.